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                                                                   Exhibit 99.1

(BW)(MA-HARBOR-GLOBAL)(HRBG) Harbor Global Company Ltd. Announces the Acquisition of IFC's Interest in Pioglobal First Russia, Inc.

     Business Editors

     BOSTON--(BUSINESS WIRE)--Dec. 19, 2002-- BOSTON, MA - Harbor Global Company Ltd. (OTC BB:HRBG) announced today that its wholly owned subsidiary, Pioglobal Omega, L.L.C., has acquired from International Finance Corporation ("IFC") the IFC's 18.35% minority interest in Pioglobal First Russia, Inc. ("PFR"). As part of this transaction, questions raised by IFC regarding the adequacy of a 1999 insurance settlement and the appropriateness of certain services charged to PFR were settled. As a result of this transaction, there will be a reversal of minority interest and a positive effect on 2002 fourth quarter earnings, after legal expenses, of approximately $1.4 million, or $0.25 per share.

     This press release, as well as oral and written statements of Harbor Global's management, contain forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations and are subject to substantial risks and uncertainties that could cause actual results to differ materially from the results stated or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the timely closing of the transactions discussed in this press release in accordance with the terms of the definitive agreement and political and regulatory stability in Russia. Additional information concerning potential factors that could affect Harbor Global's future financial results is detailed in Harbor Global's periodic reports filed from time to time with the U.S. Securities and Exchange Commission. Harbor Global disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

         CONTACT:  Harbor Global Company Ltd.
                   Donald Hunter, 617/878-1600